Exhibit 10.21

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (this “Agreement”), dated as of August 19, 2024 (the “Effective Date”), is entered into by and between RK Stone Miami, LLC, a limited liability company organized and existing under the laws of the State of Florida (“Investor”), and Scinai Immunotherapeutics Ltd., a corporation organized and existing under the laws of Israel (the “Company”, and together with the Investor, the “Parties”).

WHEREAS,	the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to Investor, from time to time as provided herein, and Investor shall purchase, up to the Commitment Amount (as defined below) of the ADSs (as defined below); and

WHEREAS,	such investments will be made in reliance upon the provisions of Section 4(a)(2) (of the Securities Act of 1933 and the rules and regulations promulgated thereunder (the “Securities Act”), Regulation D under the Securities Act, and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments in ADSs to be made hereunder.

NOW, THEREFORE, the Parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1 Defined Terms as used in this Agreement, the following terms shall have the following meanings specified or indicated (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ADSs” shall mean the Company’s American Depositary Shares, each representing 4,000 Ordinary Shares of the Company, no par value per share.

“Advance” shall mean each occasion that the Company elects to exercise its right to tender an Advance Notice requiring Investor to purchase ADSs, subject to the terms and conditions of this Agreement.

“Advance ADSs” shall mean all ADSs issued or issuable pursuant to an Advance that has been exercised or may be exercised in accordance with the terms and conditions of this Agreement.

“Advance Date” shall mean the Trading Day during the Commitment Period that an Advance Notice is deemed delivered pursuant to Section 2.2(b).

“Advance Notice” shall mean a written notice to Investor substantially in the form of Exhibit A hereto setting forth the Investment Amount with respect to which the Company intends to require Investor to purchase ADSs pursuant to the terms of this Agreement.

“Affiliate” shall have the meaning given thereto in Rule 144 under the Securities Act.

“Closing” shall mean one of the closings of a purchase and sale of ADSs pursuant to Section 2.3.

“Closing Date” shall mean, with respect to a Closing, the earlier of (i) if no minimum Market Price is specified in an Advance Notice, the fifth (5th) Trading Day following the Advance Date related to such Closing, (ii) if a minimum Market Price is specified in an Advance Notice, the seventh (7th) Trading Day following the Advance Date related to such Closing, or (iii) such earlier date as the Company and Investor shall agree, provided all conditions to such Closing have been satisfied on or before such Trading Day.

“Commitment Amount” shall mean Two Million Dollars ($2,000,000).

“Commitment Period” shall mean the period commencing on the Effective Date and ending on the earlier of (i) the date on which Investor shall have purchased Advance ADSs pursuant to this Agreement for an aggregate Purchase Price of the Maximum Commitment Amount or (ii) December 31, 2024.

“Condition Satisfaction Date” shall have the meaning specified in Section 7.2.

“Depositary” shall mean The Bank of New York Mellon, the depositary of the ADSs.

“Discount” shall mean five (5%) percent.

“Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“First Valuation Period” shall mean the period of ten (10) Trading Days immediately prior to the date on which the applicable Advance Notice is deemed to be delivered.

“Investment Amount” shall mean the dollar amount (neither less than the Minimum Advance Amount nor more than the Maximum Advance Amount) to be invested by Investor to purchase Advance ADSs with respect to any Advance Date as notified by the Company to Investor in accordance with Section 2.2.

“Market Price” shall mean the lesser of the (i) volume weighted average price (the “VWAP”) of the daily VWAP of the ADSs for each of the ten (10) Trading Days on the Trading Platform (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Parties) (“Reporting Service”) during the First Valuation Period and (ii) the VWAP of the daily VWAP of the ADSs for each of the three (3) Trading Days on the Trading Platform (as reported by the Reporting Service) during the Second Valuation Period; provided, however, that for any Trading Day during either Valuation Period in which the trading volume of the ADSs exceeds three hundred percent (300%) of the average trading volume of the other days during the same Valuation Period (Excess Trading Volume”), then for purposes of determining the VWAP for such day, the trading volume of such day shall be deemed to be three hundred percent (300%) of the average trading volume of the other days during such same Valuation Period (“Capped Trading Volume”). In the event there is more than one Trading Day during either Valuation Period with significantly higher trading volume relative to the other Trading Days during the same Valuation Period, then once the trading volume for the Trading Day with the highest trading volume (“Highest Day”) is deemed to be the Capped Trading Volume in the manner described above, then for purposes of calculating whether the trading volume of a Trading Day with the second highest trading volume during the same Valuation Period (“Second Highest Day”) exceeds the Excess Trading Volume, the trading volume of the Highest Day shall be deemed to be at the Capped Trading Volume. Similarly, in the case of the First Valuation Period, for purposes of calculating whether the trading volume of a Trading Day with the third highest trading volume during such Valuation Period exceeds the Excess Trading Volume, the trading volume of the Highest Day shall be deemed to be at the Capped Trading Volume and the trading volume of the Second Highest Day shall be deemed to be at the amount calculated in accordance with the immediately preceding sentence. A consistent calculation of whether a Trading Day reaches the Excess Trading Volume shall be made for any additional Trading Days during the First Valuation Period with significantly higher trading volume relative to the other Trading Days during the First Valuation Period, with the calculations starting with the Trading Day with the next highest trading volume during the First Valuation Period (with the trading volume of the previously calculated Trading Days capped in the manner described above) and continuing with each subsequent Trading Day in the order of their Trading Volume (those with higher trading volume being calculated first). Schedule I to the agreement provides examples of how this calculation is implemented.

“Material Adverse Effect” shall mean any event, condition, circumstance or situation that materially and adversely affects or could reasonably be expected to materially and adversely affect the assets, liabilities, financial results of operations, financial conditions or business of the Company or would prohibit or otherwise materially and adversely affect the ability of the Company to enter into and perform its obligations under this Agreement.

“Maximum Advance Amount” shall mean, with respect to any Advance, Five Hundred Thousand Dollars ($500,000).

“Minimum Advance Amount” shall mean, with respect to any Advance, Two Hundred Thousand Dollars ($200,000).

“Ordinary Shares” shall mean the ordinary shares of the Company, no par value.

“Pre-Funded Warrants” shall have the meaning specified in Section 2.4.

“Principal Market” shall mean the Nasdaq Capital Market, or other U.S. national securities exchange registered under Section 6 of the Exchange Act, if any, upon which the ADSs are then traded.

“Purchase Price” shall mean, with respect to an Advance, the Market Price on the applicable Advance Date (or such other date on which the Purchase Price is calculated in accordance with the terms and conditions of this Agreement) less the product of the Discount and the Market Price.

“Required Approvals” shall mean (i) filings required by the Israeli Registrar of Companies, and (ii) the filing of Form D with the SEC and such filings as are required to be made under applicable state securities laws.

“SEC” shall mean the Securities and Exchange Commission.

“Second Valuation Period” shall mean the period of three (3) Trading Days immediately following the date on which the applicable Advance Notice is deemed to be delivered.

“Trading Day” shall mean any day during which the Trading Platform shall be open for business.

“Trading Platform” shall mean the Principal Market or if the ADSs are not then traded on any Principal Market, the OTCQB, OTCQX or Pink Sheets or such other trading platform on which the ADSs are then traded.

“Valuation Period” shall mean the First Valuation Period and/or the Second Valuation Period, as the case may be.

All references herein to “$”, “dollars” or currency are references to United States dollars.

ARTICLE II
PURCHASE AND SALE OF ADSs; PAYMENT OF COMMITMENT FEE

Section 2.1 Advances. Upon the terms and conditions set forth herein (including, without limitation, the provisions of Article VII), on any Advance Date the Company may exercise an Advance by the delivery of an Advance Notice together with the underlying calculations supporting the information set forth therein. The parties understand that those portions of the Advance Notice relating to the Second Valuation Period will be blank in the initial version of the Advance Notice that is delivered to Investor. In respect of the Second Valuation Period the Company may include in such Advance Notice a minimum Market Price, and in the event that the Market Price for such Valuation Period is less than the minimum Market Price set forth in the Advance Notice the Company shall have the right to rescind such Advance Notice and not issue the ADSs (and, if applicable, the Prefunded Warrants) issuable thereunder and the Investor shall not make any payment in connection therewith and the remaining available Commitment Amount shall not be affected thereby The number of Advance ADSs that Investor shall receive pursuant to such Advance shall be determined by dividing the Investment Amount specified in the Advance Notice by the Purchase Price with respect to such Advance Date, and rounding any resulting fractional ADS up to the nearest whole ADS. For the sake of clarity, only the Company shall have the right to deliver an Advance Notice, and the Investor shall not have the right to require the Company to deliver an Advance Notice or itself issue an Advance Notice or have the right to demand the issuance of any ADSs except if the Company provides an Advance Notice.

Section 2.2 Mechanics.

(a) Advance Notices. At any time during the Commitment Period, the Company may deliver an Advance Notice to Investor, subject to the conditions set forth in Section 7.2; provided, however, the Investment Amount for each Advance as designated by the Company in the applicable Advance Notice shall be neither less than the Minimum Advance Amount nor more than the Maximum Advance Amount. The Company may not provide Advance Notices in any calendar month for an aggregate Investment Amount greater than the Maximum Advance Amount and may not provide Advance Notices for an aggregate Investment Amount greater than $1.5 million prior to December 1, 2024.

(b) Date of delivery of Advance Notice. An Advance Notice shall be deemed delivered on (i) the Trading Day it is received by Investor if such notice is received on or prior to 12:00 noon New York time, or (ii) the immediately succeeding Trading Day if it is received by after 12:00 noon New York time on a Trading Day or at any time on a day which is not a Trading Day.

(c) Final Calculations. Promptly after the closing of trading on the Principal Market on the third Trading Day immediately following the date on which the applicable Advance Notice is deemed to be delivered and prior to the Closing Date, the Company will deliver to Investor an updated and fully completed Advance Notice (“Final Advance Notice”) together with the underlying calculations supporting the information set forth therein (the date of such delivery, the “Final Calculation Delivery Date”).

(d) Minimum Market Price. The Company may include in the initial version of the Advance Notice a minimum Market Price.

Section 2.3 Closings. On each Closing Date for an Advance and provided all conditions to Closing have been satisfied by the Parties, the Investor shall deliver to the Company the Investment Amount specified in the Advance Notice by wire transfer of immediately available funds to an account designated by the Company on or before the Closing Date, subject to Section 2.4, and the Company shall deliver to the Investor an updated cap table demonstrating ownership of the Advance ADSs as of the date of issuance and deliver an irrevocable instruction to the Depositary to issue to Investor the Advance ADSs as promptly as practicable, and deliver the Pre-Funded Warrants, as applicable.

Section 2.4 Pre-Funded Warrants. Notwithstanding any other provision of this Agreement, the Company shall not issue Advance ADSs on any Closing Date to the extent that after giving effect to such issuance, Investor (together with the Investor’s Affiliates and any other persons acting as a group together with Investor or any of the Investor’s Affiliates (such persons, collectively, the “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). In such event, the number of Advance ADSs to be issued to Investor on such Closing Date will be reduced to the greatest number of Advance ADSs that could be issued to Investor without exceeding the Beneficial Ownership Calculation (which may be zero, if applicable), and the Company shall also issue to Investor on such Closing Date pre-funded warrants in the form attached hereto as Exhibit B (“Pre-Funded Warrants”) exercisable for that number of ADSs by which the Advance ADSs were so reduced .

For purposes of this Section 2.4, the number of Ordinary Shares beneficially owned by Investor and its Affiliates and Attribution Parties shall include the number of Ordinary Shares underlying ADSs held by Investor and its Attribution Parties plus the number of Ordinary Shares underlying ADSs issuable at the Closing Date with respect to which such determination is being made, but shall exclude the number of Ordinary Shares underlying ADSs which would be issuable upon (i) any future Advances for which the Company has not delivered an Advance Notice and (ii) exercise or conversion of the unexercised or nonconverted portion of any Pre-Funded Warrants or other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein that are beneficially owned by Investor or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2.4, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Investor that the Company is not representing to the Investor that such calculation is in compliance with Section 13(d) of the Exchange Act and the Investor is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2.4 applies, the determination of whether and how many Advance ADSs or Pre-Funded Warrants shall be issued on any Closing Date shall be in the sole discretion of Investor, and upon receipt of the Final Advance Notice the Investor shall notify the Company in writing the number of Advance ADSs and/or Pre-Funded Warrants the Company shall issue at Closing. If the Company is not notified by the Investor of such allocation, the Company may assume that only Advance ADSs should be issued at Closing. A determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Upon the written or oral request of the Company, Investor shall promptly confirm the number of Ordinary Shares beneficially owned by Investor and its Attribution Parties. Upon the written or oral request of Investor, the Company shall promptly confirm orally and in writing or by electronic mail to Investor the number of Ordinary Shares then outstanding or outstanding immediately prior to Closing. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, by Investor or its Affiliates or Attribution Parties since the date as of which such number of outstanding Ordinary Shares was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of Advance ADSs issuable at the Closing Date for which the calculation is being made. The provisions of this Section 2.4 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2.4 to correct this section (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 2.4 shall apply to a successor to Investor’s interest in this Agreement.

Section 2.5 Commitment Fee. In consideration for the Investor entering into this Agreement, the Company agrees to tender to Investor a commitment fee (the “Commitment Fee”) in an amount and at such time as determined below. The Commitment Fee may be paid in cash or in ADSs, at the option of the Company. In the event that during the Commitment Period the Company provides to Investor an Advance Notice, the amount of the Commitment Fee shall be an amount equal to five percent (5%) of the Commitment Amount, which shall be payable by the Company simultaneously with the Closing for the first Advance hereunder. In the event the Company elects to pay such Commitment Fee in the form of ADSs, the number of the ADSs to be provided by the Company will be determined based on the Market Price determined for such Advance. In the event that during the Commitment Period the Company does not provide to Investor an Advance Notice, the amount of the Commitment Fee shall be an amount equal to two percent (2%) of the Commitment Amount. Such Commitment Fee shall be payable by the Company promptly following the termination of the Commitment Period. In the event the Company elects to pay such Commitment Fee in the form of ADSs, the number of the ADSs to be provided by the Company will be determined based on the Market Price determined as of December 31, 2024.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF INVESTOR

Investor represents and warrants to the Company that:

Section 3.1 Intent. Investor is entering into this Agreement for its own account for investment purposes and Investor has no present arrangement (whether or not legally binding) at any time to sell the ADSs to or through any person or entity; provided, however, Investor reserves the right to dispose of the ADSs at any time in accordance with federal and state securities laws applicable to such disposition.

Section 3.2 Sophisticated Investor. Investor is, and on each Closing Date it will be, a sophisticated investor (as described in Rule 506(b)(2)(ii) of Regulation D) and an accredited investor (as defined in Rule 501 of Regulation D), and Investor has such knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the ADSs. Investor acknowledges that an investment in the ADSs is speculative and involves a high degree of risk, and Investor acknowledges that it is able to bear the economic risk of such investment.

Section 3.2 Authority. (a) Investor has the requisite power and authority to enter into and perform its obligations under this Agreement and the transactions contemplated hereby in accordance with their respective terms; (b) the execution and delivery of this Agreement by Investor, and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action and no further consent or authorization of Investor is required; and (c) this Agreement has been duly authorized and validly executed and delivered by Investor and is a valid and binding agreement of Investor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

Section 3.3 Absence of Conflicts. The execution and delivery of this Agreement and any other document or instrument contemplated hereby by Investor, and the consummation of the transactions contemplated hereby and thereby, and compliance with the requirements hereof and thereof, do not and will not (a) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Investor, (b) violate any provision of any indenture, instrument or agreement to which Investor is a party or is subject, or by which Investor or any of its assets is bound, or conflict with or constitute a material default thereunder, (c) result in the creation or imposition of any lien pursuant to the terms of any such indenture, instrument or agreement, or constitute a breach of any fiduciary duty owed by Investor to any third party, or (d) require the approval of any third-party (that has not been obtained) pursuant to any material contract, instrument, agreement, relationship or legal obligation to which Investor is subject or to which any of its assets, operations or management may be subject.

Section 3.4 Disclosure; Access to Information. Investor has received all documents, records, books and other information pertaining to Investor’s investment in the Company that has been requested by Investor. Investor has had access to the SEC Documents (as defined below).

Section 3.5 Manner of Sale. At no time was Investor presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising.

Section 3.6 Financial Capability. Investor’s owners presently have the financial capacity and the necessary capital to permit Investor to perform its obligations hereunder.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Investor that, except as disclosed in the SEC Documents:

Section 4.1 Organization of the Company. The Company is a corporation duly organized and validly existing, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure so to qualify would not reasonably be expected to have a Material Adverse Effect.

Section 4.2 Authority. (a) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to issue the Advance ADSs, the Pre-Funded Warrants and Warrant ADSs (as defined in the Pre-Funded Warrants); (b) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or shareholders is required; and (c) this Agreement has been, and any Pre-Funded Warrants will at the time of issuance be, duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

Section 4.3 SEC Documents. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has never been a shell company as defined under the Securities Act. The Company is not currently an issuer identified in Rule 144(i) under the Securities Act. The Company is not disqualified from reliance upon Rule 506 of Regulation D under the Securities Act. Neither the Company nor any predecessor to the Company has been subject to an order pursuant to Section 12(j) under the Exchange Act. The Company is currently in compliance with all applicable laws and regulations in all material respects.

Section 4.4 Valid Issuances. When issued and paid for as herein provided, the Advance ADSs and the Warrant ADSs shall be duly and validly issued, fully paid, and nonassessable. Neither the sales of the Advance ADSs, Pre-Funded Warrants or Warrant ADSs pursuant to, nor the Company’s performance of its obligations under, this Agreement and any Pre-Funded Warrants shall (a) result in the creation or imposition of any liens, charges, claims or other encumbrances upon the Advance ADSs, Pre-Funded Warrants, Warrant ADSs, or any of the assets of the Company, or (b) entitle any person to preemptive or other rights to subscribe to or acquire the ADSs or other securities of the Company. The Advance ADSs, Pre-Funded Warrants and Warrant ADSs shall not subject Investor to personal liability by reason of the ownership thereof.

Section 4.5 No General Solicitation or Advertising in Regards to this Transaction. Neither the Company nor any of its affiliates nor any person acting on its or their behalf has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D) or general advertising with respect to any of the Advance ADSs, Pre-Funded Warrants or Warrant ADSs.

Section 4.6 No Conflicts. The execution, delivery and performance of this Agreement and any Pre-Funded Warrants by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s articles of association or other organizational or charter documents; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any  liens, claims, security interests, other encumbrances or defects upon any of the properties or assets of the Company in connection with, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which the Company is a party or by which any property or asset of the Company is bound or affected; or (iii) subject to any Required Approvals that are not yet due, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental or regulatory authority (including securities exchanges) to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected.

Section 4.7 No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, within the last six months directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, other than pursuant to this Agreement, under circumstances that would require registration of the ADSs or Pre-Funded Warrants under the Securities Act.

Section 4.8 Litigation and Other Proceedings. Except as may be set forth in the SEC Documents, there are no lawsuits or proceedings pending or to the best knowledge of the Company threatened, against the Company, nor has the Company received any written notice of any such action, suit, proceeding or investigation. Except as set forth in the SEC Documents, no judgment, order, writ, injunction or decree or award has been issued by or, so far as is known by the Company, requested of any court, arbitrator or governmental or regulatory agency (including securities exchanges).

Section 4.9 Voting and Shareholder Agreements. To the knowledge of the Company, there are no voting agreements, shareholder agreements or similar agreements currently in effect with respect to the voting or ownership of the ADSs or the Ordinary Shares.

Section 4.9 Assets. The Company currently owns or licenses all material assets (tangible and intangible) required for the operation of the business of the Company as presently conducted.

Section 4.10 Licenses and Permits. The Company currently has all material licenses, permits, approvals and authorizations required for the operation of the business of the Company as presently conducted.

Section 4.11 Capitalization. As of the Effective Date, the Company has outstanding (i) 838,578 ADSs, (ii) options to purchase 24,543 ADSs under Company incentive plans, (iii) restricted share units for 81,609 ADSs under Company incentive plans, (iv) warrants to purchase 557,829  ADSs, (v) each ADS represents 4,000 Ordinary Shares, and (vi) except for this Agreement, the Company has outstanding no other equity or ownership interests, and no person has any rights which may be exercised to acquire any such interests, than 1,000 preferred shares, which are expected to be issued to the European Investment Bank shortly following execution of this Agreement, and will be convertible in the aggregate into 364,000 ADSs. Section 4.12 Disclosure. The SEC Documents, this Agreement, the Disclosure Schedules and any other information disclosed to Investor in writing, taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V
COVENANTS OF INVESTOR

Section 5.1 Compliance with Law. Investor’s trading activities with respect to the ADSs will be in compliance with all applicable state and federal securities laws, rules and regulations and the rules and regulations of the National Association of Securities Dealers, Inc. and the Principal Market on which the ADSs are listed.

Section 5.2 Trading in Securities. The Investor, its affiliates, agents and representatives shall not engage in, or cause others to engage in, any direct or indirect short sales or hedging transactions in the ADSs in any manner whatsoever. Upon request of the Company to facilitate the Company’s compliance with any applicable legal requirements, the Investor shall inform the Company in a timely and transparent manner of the number of ADSs then held by Investor and each of its affiliates, provided however, that the Company shall retain and treat all such information as confidential. The Investor, its affiliates, agents and representatives shall not engage in any transaction in the ADSs on any Trading Day during the Second Valuation Period.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.1 Listing of ADSs. The Company hereby agrees to use reasonable efforts to maintain the listing or quotation and trading of the ADSs on the Principal Market on which it is currently listed. The Company agrees to maintain the eligibility of the ADSs for electronic transfer through the Depository Trust Company or another established clearing corporation.

Section 6.2 Exchange Act Registration. The Company shall use reasonable efforts to cause the ADSs to continue to be registered under Section 12(g) or 12(b) of the Exchange Act and will use reasonable efforts to comply in all material respects with its reporting and filing obligations under said Act and under all other applicable laws.

Section 6.3 Corporate Existence. The Company shall use reasonable efforts to preserve and continue the corporate existence of the Company.

Section 6.4 Issuance of Advance ADSs. The sale of the Advance ADSs shall be made in accordance with the provisions and requirements of available exemptions from Securities Act registration requirements and otherwise in compliance with any applicable state and other laws.

Section 6.5 No Share Split. During a Valuation Period and for the five Trading Days preceding any Valuation Period, the Company will not effect any share split, reverse split, share dividend, change in the ratio of ADSs to ordinary shares or similar corporate event.

Section 6.6 Lock-Ups. From the Effective Date through the ninetieth (90th) day after the expiration of the Commitment Date, the Company will cause each of the Company’s directors and executive officers and their respective affiliates not to, (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any ADSs or Ordinary Shares, (ii) engage in any hedging transaction or any other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) that is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any ADSs or Ordinary Shares or (iii) otherwise publicly announce any intention to engage in or cause any action or activity described in clause (i) above or transaction or arrangement described in clause (ii) above.

Section 6.6 Required Approvals. The Company will file the Required Approvals as required, on a timely basis.

ARTICLE VII
CONDITIONS TO DELIVERY OF ADVANCE NOTICES AND CONDITIONS TO CLOSING

Section 7.1 Conditions Precedent to the Right of the Company to Deliver an Advance Notice and the Obligation of Investor to Purchase Advance ADSs. The right of the Company to deliver an Advance Notice and the obligation of Investor hereunder to acquire and pay for the Advance ADSs incident to a Closing is subject to the satisfaction, on (a) the date of delivery of such Advance Notice and (b) the applicable Closing Date (each a “Condition Satisfaction Date”), of each of the following conditions:

(a) Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company shall be true and correct in all material respects (except such representations and warranties that include materiality or Material Adverse Effect qualifiers, which shall be true and correct in all respects, and such representations and warranties which are made as of a specific date, which shall be true and correct in all material respects as of such date) as of each Condition Satisfaction Date as though made at each such time.

(b) Performance by the Company. The Company shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to each Condition Satisfaction Date.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or adopted by any court or governmental authority of competent jurisdiction that prohibits any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced that is reasonably likely to have the effect of prohibiting any of the transactions contemplated by this Agreement.

(d) Listing on Principal Market. The ADSs shall be listed for trading on the Principal Market. (e) No Liquidation. No order has been made or petition presented, or resolution passed, for the winding up or liquidation of the Company or any of its subsidiaries and there is not outstanding: (i) any petition or order for the winding up of the Company or any of its subsidiaries; (ii) any appointment of a receiver over the whole or part of the undertaking of assets of the Company or any of its subsidiaries; (iii) any petition or order for administration of the Company or any of its subsidiaries; (iv) any voluntary arrangement between the Company or any of its subsidiaries and any of their respective creditors regarding the restructuring of indebtedness or other obligations; or (v) any other petition or application filed, or judicial or administrative proceeding commenced that has not been discharged, by or against the Company or any subsidiary of the Company or with respect to any of their respective assets under any applicable law relating to bankruptcy, insolvency, reorganization, fraudulent transfer, compromise, arrangement of debt or creditors rights.

(f) Dissemination of Information. On the Advance Date relating to the Advance, the Company shall not be in possession of any information that (i) has not been disclosed to or with respect to which Investor declined or waived disclosure and (ii) is of a nature that could become material based on the occurrence of future events beyond the control of the Company but the |Company believes it is not required to be publicly disclosed on the Advance Date.

Section 7.2 Conditions Precedent to the Obligation of the Company to issue and sell ADSs. The obligation hereunder of the Company to issue and sell the Advance ADSs to Investor incident to each Closing is subject to the satisfaction, at or before each such Closing, of each of the conditions set forth below.

(a) Accuracy of Investor’s Representations and Warranties. The representations and warranties of Investor shall be true and correct in all material respects as of the date of this Agreement and as of the date of each such Closing as though made at each such time, except for changes that would not affect the availability of exemptions from the registration requirements of the Securities Act and any applicable state securities laws.

(b) Performance by Investor. Investor shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Investor at or prior to such Closing.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or adopted by any court or governmental authority of competent jurisdiction that prohibits any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced that is reasonably likely to have the effect of prohibiting any of the transactions contemplated by this Agreement.

ARTICLE VIII
LEGENDS

Section 8.1 Legends. Unless otherwise provided below, each certificate representing the Advance ADSs will bear the following legend (the “Legend”):

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or qualified under applicable state securities laws. These securities may not be offered, sold, pledged, hypothecated, transferred or otherwise disposed of except pursuant to (i) an effective registration statement and qualification in effect with respect thereto under the Securities Act and under any applicable state securities law, (ii) to the extent applicable, Rule 144 under the Securities Act, or (iii) an opinion of counsel reasonably acceptable to the Company that such registration and qualification is not required under applicable federal and state securities laws.”

Section 8.2 No Other Legend or Stock Transfer Restrictions. No legend other than the one specified in Section 8.1 has been or shall be placed on the share certificates representing the ADSs and no instructions or “stop transfers orders,” “stock transfer restrictions,” or other restrictions have been or shall be given to the Depositary with respect thereto other than as expressly set forth in this Article VIII.

Section 8.3 Investor’s Compliance. Nothing in this Article VIII shall affect in any way Investor’s obligations under any agreement to comply with all applicable securities laws upon resale of the ADSs.

ARTICLE IX
NOTICES

All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (a) personally served, (b) deposited in the mail, registered or certified, return receipt requested, postage prepaid, or (c) delivered by email (with confirmation of receipt), addressed to such address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (i) upon hand delivery or delivery by electronic mail (with confirmation of receipt), if delivered on a business day during normal business hours where such notice is to be received or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (ii) on the second business day following the date of mailing in the United States by express courier service or on the fifth business day after deposited in the United States mail, in each case, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.

ARTICLE X
MISCELLANEOUS

Section 10.1 Governing Law; Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflicts of law. Each of the Company and Investor hereby submit to the exclusive jurisdiction of the federal courts of the Eastern District in New York City, New York, with respect to any dispute arising under this Agreement, the agreements entered into in connection herewith or the transactions contemplated hereby or thereby.

Section 10.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and Investor and their respective successors and permitted assigns. The Company cannot assign its rights or obligations under this Agreement without Investor’s prior written consent.

Section 10.3 Third Party Beneficiaries. This Agreement is intended for the benefit of the Company and Investor and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Section 10.4 Termination. This Agreement shall terminate at the end of the Commitment Period (unless extended by the written agreement of the Company and Investor); provided, however, that the provisions of (i) Articles III and IV shall survive termination of the Agreement for one year after the Commitment Period, (ii) Article VI shall survive termination of this Agreement for one year after the Commitment Period and for so long thereafter as Investor or any affiliate of Investor beneficially owns at least 5% of the Company’s ADSs or underlying shares, and (ii) Sections 8.1, 8.2 and 10.1 shall survive the termination of this Agreement.

Section 10.5 Entire Agreement, Amendment; No Waiver. This Agreement and the instruments referenced herein contain the entire understanding of the Company and Investor with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

Section 10.6 No Brokers. Each of the Company and Investor represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party. Each of the Parties agrees to indemnify the other Party against and hold the other harmless from any and all liabilities to any persons claiming brokerage commissions or finder’s fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby.

Section 10.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. This Agreement, once executed by a party, may be delivered to the other parties hereto by electronic transmission of a copy of this Agreement bearing the signature of the parties so delivering this Agreement.

Section 10.8 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any party.

Section 10.9 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 10.10. Publication. The Company shall provide to the Investor a draft of any written public disclosure regarding this Agreement and the transactions contemplated hereby and a reasonable opportunity to review and comment thereon, which such comments the Company shall consider in good faith.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Investment Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

SCINAI IMMUNOTHERAPEUTICS LTD.

By:	/s/ Amir Reichman
Name:	Amir Reichman
Title:	Chief Executive Officer

By:	/s/ Mark Germain
Name:	Mark Germain
Title:	Chairman of the Board

RK Stone Miami, LLC

By:	/s/ Daniel Stone
Name:	Daniel Stone
Title:

SCHEDULE I

Illustration of Calculation of Market Price

EXHIBIT A

Form of Advance Notice

Reference is made to the Investment Agreement dated as of August 19, 2024, (the “Agreement”) between RK Stone Miami, LLC and Scinai Immunotherapeutics Ltd. (the “Company”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement.

In accordance with and pursuant to Article II of the Agreement, the Company hereby issues this Advance Notice to exercise as an Advance as indicated below.

Investment Amount:
First Trading Day used for calculating Market Price if based on First Trading Period:
Last Trading Day used for calculating Market Price if based on First Trading Period:
Market Price if based on First Trading Period:
Purchase Price if based on First Trading Period:
Number of ADSs to be issued if based on First Trading Period:
Settlement Date:
First Trading Day used for calculating Market Price if based on Second Trading Period:
Minimum Market Price: Last Trading Day used for calculating Market Price if based on Second Trading Period:	_________________________
Market Price if based on Second Trading Period:
Purchase Price if based on Second Trading Period:
Number of ADSs to be issued if based on Second Trading Period:
Final Calculation of Purchase Price:
Final Calculation of Number of ADSs to be issued, prior to applying Beneficial Ownership Limitation:

Updated Calculation of Number of ADSs and Pre-Funded Warrants to be issued after applying Beneficial Ownership Calculation:

Dated:

SCINAI IMMUNOTHERAPEUTICS LTD.

By:
Name:
Title:

EXHIBIT B

Form of Pre-Funded Warrant

Attached hereto